UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 26, 2012 (June 25, 2012)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2012, Transcept Pharmaceuticals, Inc. (“Transcept” or the “Company”) announced the appointment of Leone Patterson, age 49, as Vice President and Chief Financial Officer of the Company, effective as of June 25, 2012 pursuant to the terms of an employment offer letter, dated May 22, 2012, between Ms. Patterson and Transcept (the “Offer Letter”). Ms. Patterson succeeds Thomas P. Soloway, who was promoted to Executive Vice President and Chief Operating Officer of Transcept in April 2012. Prior to joining Transcept, Ms. Patterson was Vice President and Corporate Controller of NetApp, a data storage company, from November 2010 to June 2012. Ms. Patterson was Vice President of Finance at Exelixis, a biotechnology company, from July 2007 to November 2010. Prior to that, Ms. Patterson served as Vice President of Global Business Planning and Analysis of the Vaccines and Diagnostics Divison of Novartis AG, a pharmaceutical company, from April 2006 to July 2007. From 1999 to 2006, she held several positions, including Vice President, Corporate Controller at Chiron, a biotechnology company. From 1989 to 1999, Ms. Patterson worked in the audit practice of accounting firm KPMG. Ms. Patterson holds a B.S. in business administration and accounting from Chapman University and an Executive M.B.A. from St. Mary’s College.

Description of Ms. Patterson’s Offer Letter

Pursuant to the Offer Letter, Ms. Patterson will receive an annual base salary of $315,000. Ms. Patterson is also eligible to receive an annual incentive cash bonus initially targeted at 35% of her annual base salary (the “Target Bonus”). Annual incentive cash bonuses are intended to compensate executives for the achievement of Company strategic, operational, financial and individual goals. Cash bonuses are generally calculated as a percentage of the applicable executive’s base salary with the size of the payment dependent on the extent to which corporate goals and individual performance objectives are achieved.

Additionally, pursuant to the Offer Letter, the Company has agreed, subject to approval by the Compensation Committee of its Board of Directors, to grant Ms. Patterson a stock option to purchase 90,000 shares of common stock of the Company (the “Stock Option Grant”) at an exercise price equal to the closing price of the common stock of Transcept as listed on The NASDAQ Global Market on the date of grant pursuant to the Company’s Amended and Restated 2006 Incentive Award Plan, as amended. The Stock Option Grant shall vest as to 25% of the shares upon the one-year anniversary of Ms. Patterson’s vesting start date and 1/48th of the shares subject to the grants will vest on each successive month following the one-year anniversary subject to Ms. Patterson’s continued service to the Company, until vested in full on the fourth anniversary of Ms. Patterson’s start date. The Stock Option Grant will terminate 10 years from the date of grant.

Description of Ms. Patterson’s Change of Control and Severance Benefits Agreement

Ms. Patterson will also be entitled to certain change of control and severance benefits pursuant to the terms of a Change of Control and Severance Benefits Agreement consistent with the form of such agreement previously adopted by the Company (the “Severance Agreement”). In the event of a Change of Control (as defined in the Severance Agreement) that results in either a termination of Ms. Patterson without Cause or her resignation for Good Reason (in each case, as defined in the Severance Agreement) within one year of such Change of Control, Ms. Patterson will be entitled to (a) a lump sum payment equal to one year of her then-effective base salary, (b) continuation of Company-sponsored employee benefits for one year payable by the Company and (c) the acceleration of vesting of all of her then-outstanding unvested equity awards. In the event of a termination without Cause taking place outside of the one year period following any Change of Control (in each case, as defined in the Severance Agreement), Ms. Patterson will be entitled to (a) a lump sum payment equal to one year of her then-effective base salary and (b) continuation of Company sponsored employee benefits for one year payable by the Company. The receipt of the foregoing change of control and severance benefits is conditioned upon Ms. Patterson’s execution of release in favor of and satisfactory to the Company.

The foregoing descriptions of the material terms of the Offer Letter and the Severance Agreement are qualified in their entirety by the terms of the Offer Letter and Change of Control and Severance Benefits Agreement filed as Exhibits 10.1 and 10.2 to this report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

The following Exhibits are filed as part of this Current Report on Form 8-K.

(d)	Exhibits.

Exhibit Number	Description

10.1	Offer Letter dated May 22, 2012, by and between Transcept Pharmaceuticals, Inc. and Leone Patterson.

10.2	Change of Control and Severance Benefits Agreement by and between Transcept Pharmaceuticals, Inc. and Leone Patterson dated May 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.

Date: June 26, 2012
	By:	/s/ Thomas P. Soloway
		Name:	Thomas P. Soloway
		Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter dated May 22, 2012, by and between Transcept Pharmaceuticals, Inc. and Leone Patterson.

10.2	Change of Control and Severance Benefits Agreement by and between Transcept Pharmaceuticals, Inc. and Leone Patterson dated May 22, 2012.